Andrew Benett To Join Viad Corp Board Of Directors

PHOENIX, June 24, 2013 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced the appointment of Andrew B. Benett, age 42, as an independent director of the Company's Board of Directors, effective July 15, 2013. Mr. Benett has also been appointed to serve as a member of the Board's Corporate Governance and Nominating Committee and Innovation & Marketing Strategy Committee.

Mr. Benett is the Global President of Havas Worldwide, a leading global integrated marketing communication agency and the largest unit of Havas Creative Group, and the Chief Strategy Officer of Havas Creative Group, a business unit of Havas (Euronext Paris: HAV.PA), which is one of the world's largest global advertising, digital and communications groups. In his role as Global President of Havas Worldwide, Mr. Benett is responsible for leading the day-to-day management of the global network, which spans 10,000 people in 316 offices across 75 countries providing advertising, marketing, digital and social media solutions and corporate communications to clients. As Chief Strategy Officer of Havas Creative Group, Mr. Benett develops and executes strategic initiatives for Havas and its clients.

Paul B. Dykstra, chairman, president and chief executive officer of Viad, said, "We are excited to welcome Andrew Benett to the Viad Board of Directors. He brings extensive experience in the areas of innovative marketing solutions and digital media, as well as deep knowledge of the digital and social media revolution impacting businesses. In addition, Andrew has extensive experience working with some of the world's most well known brands. We are confident that he will be an invaluable resource for our business units and look forward to benefiting from his insights."

Mr. Benett has 20 years of experience in brand strategy, advertising and integrated marketing. Prior to his current roles at Havas, Mr. Benett served as Global Chief Executive Officer of Arnold Worldwide, a Havas company, from 2010 to 2013 and held various other executive positions with Havas Worldwide (formerly known as Euro RSCG Worldwide, Inc.) and its companies since 2004. From 2003 to 2004, Mr. Benett was Executive Vice President and Executive Director, Brand Strategy and Innovation of Futurebrand Company, Inc., a brand strategy and design consultancy. He has held other positions in advertising and integrated marketing communications since 1993.

Mr. Benett is co-author of two books on marketing, "Consumed: Rethinking Business in the Era of Mindful Spending" (Palgrave MacMillan, 2010) and "Good for Business: The Rise of the Conscious Corporation" (Palgrave MacMillan, 2009). He serves on the Board of Overseers of Beth Israel Deaconess Medical Center, the College Board of Advisors at Georgetown University, and is a Director-at-Large of the 4A's (American Association of Advertising Agencies). He received a Bachelor of Arts degree from Georgetown University in 1993. He is a member of the 2012 class of Henry Crown Fellows at the Aspen Institute and a member of the Aspen Global Leadership Network.

About Viad
Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, composed of Global Experience Specialists, Inc. and affiliates, and its Travel & Recreation Group, composed of Brewster Travel Canada, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements
As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contacts:

Joe Diaz	Carrie Long
Lytham Partners	Viad Corp
(602) 889-9660	(602) 207-2681
diaz@lythampartners.com	IR@viad.com

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